ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated November 13, 2013

Media release: November 13, 2013

UBS LAUNCHES EXCHANGE-TRADED NOTE WITH SIGNIFICANT MONTHLY INCOME POTENTIAL AND 2X LEVERAGED EXPOSURE TO A DIVERSIFIED, MULTI-ASSET INDEX

ETRACS Monthly Pay 2xLeveraged Diversified High Income ETN

New York, November 13th, 2013 – UBS Investment Bank announced that today is the first day of trading on the NYSE Arca® for the ETRACS Monthly Pay 2xLeveraged Diversified High Income ETN (NYSE: DVHL). DVHL is linked to the monthly compounded 2x leveraged performance of the NYSE® Diversified High Income Index (the “Index”), reduced by investor fees.

DVHL Profile

Income Potential	Variable monthly coupon linked to 2 times the net cash distributions, if any, on the Index constituents

2x Index Yield[1]	13.63%

Underlying Index	NYSE® Diversified High Income Index

Leverage	2x leverage that is reset monthly, not daily

DVHL Offers Investors:

•	Significant income potential in the form of a variable monthly coupon linked to 2 times the net cash distributions, if any, on the Index constituents.

•	Monthly compounded 2x leveraged exposure to an index comprised of a diversified portfolio of 138 publicly-traded, income-producing securities.

•	Diversification across geographic regions (e.g., emerging market bonds and international equities) and across asset classes and sectors (e.g., equities, fixed income, MLPs, BDCs, REITs, preferred stock, high yield bonds, etc.).

“We are very excited about the NYSE Diversified High Income Index,” said Paul Somma, Senior ETRACS Structurer. “Since its inception, the index has delivered attractive returns and significant yields from a highly diversified asset pool. DVHL provides investors with 2x access to this compelling index that marries significant income potential and diversification, and further cements ETRACS’ reputation as a leading innovator of income-generating products.”

About the NYSE® Diversified High Income Index

The NYSE® Diversified High Income Index (the “Index”) measures the performance of a diversified basket of 138 publicly-traded securities that historically pay significant dividends or distributions (referred to herein as “dividends”). According to the Index sponsor, NYSE Group, Inc., the Index’s features and construction seek to highlight income, while the diversification of the Index constituent sectors seeks to reduce price volatility. The Index methodology incorporates minimum free float market capitalization, as well as dividend yield, liquidity and asset class and sector weighting requirements. The Index is rebalanced quarterly to maintain the sector target weightings set forth in Table 1 below. The Index is a price return index (i.e., the reinvestment of dividends is not reflected in the Index; rather, any net cash distributions on the Index constituents are reflected in the variable monthly coupon that may be paid to investors of the ETN). The Index was created on August 20, 2013 and, therefore, has no performance history prior to that date.

Table 1 – Asset Classes, Sectors and Sector Target Weightings

Asset Class	Asset Class Weighting	Sector	Sector Securities	Number of Constituents	Sector Target Weighting
Equities	60.00%	Business Development Companies	Business Development Companies	15	15.00%
		Energy MLPs	Energy MLPs	25	15.00%
		Mortgage REITs	Mortgage REITs	15	7.50%
		REITs	REITs	20	7.50%
		U.S.-listed Equities	U.S.-listed Equities	50	7.50%
		International Equities	International Equities ETFs	4	7.50%
Fixed Income, Bonds and Related Assets	40.00%	Municipal Bonds	Municipal Bond ETFs	3	10.00%
		High Yield Bonds	High Yield Bond ETF	1	10.00%
		Emerging Markets Bonds	Emerging Markets Bond ETF	1	10.00%
		Preferred Stock	Preferred Stock ETFs	4	10.00%

Source: NYSE Group, Inc.

Target Sector Weightings

Top 10 Index Constituents

Name	Ticker	Sector	% Weight
PowerShares Emerging Markets Sovereign Debt ETF	PCY	Emerging Markets Bonds	10.23%
iShares iBoxx $ High Yield Corporate Bond ETF	HYG	High Yield Bonds	9.91%
iShares US Preferred Stock ETF	PFF	Preferred Stock	6.94%
Market Vectors High Yield Municipal Index ETF	HYD	Municipal Bonds	4.97%
Ares Capital Corp	ARCC	Business Development Companies	4.05%
Energy Transfer Partners LP	ETP	Energy MLPs	4.05%
iShares International Select Dividend ETF	IDV	International Equities	3.89%
PowerShares Insured National Municipal Bond ETF	PZA	Municipal Bonds	3.74%
Prospect Capital Corp	PSEC	Business Development Companies	2.56%
American Capital Agency Corp	AGNC	Mortgage REITs	2.37%

Source: NYSE Group, Inc., as of October 31, 2013

Footnotes

1 This figure is equal to 2 times the Index Yield calculated as of October 31, 2013 by the sponsor of the Index, NYSE Group, Inc. Because the Index Yield does not reflect withholding taxes, and the variable monthly coupon that may be paid by the ETN, if any, is calculated using the cash distributions on the Index constituents that may be subject to withholding taxes (i.e., the net cash distributions), the yield of the ETNs will always be less than 2 times the Index Yield. Investors are not guaranteed any coupon or distribution amount under the ETN.

About ETRACS

For further information about ETRACS ETNs, go to www.etracs.com.

ETRACS ETNs are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca®, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable product supplement and pricing supplement for the ETRACS ETNs in which you are interested.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and pricing supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable product supplement and pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock

Exchange and other principal exchanges, and a member of SIPC.

The NYSE® Diversified High Income Index is a service mark of NYSE Euronext or its affiliates (“NYSE Euronext”) and has been licensed for use by UBS AG in connection with the ETNs. The ETNs are not sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the ETNs or the ability of the Index to track the general stock market performance.

NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2013. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS.Other marks may be trademarks of their respective owners. All rights reserved.

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Notes to Editors

Headquartered in Zurich and Basel, Switzerland, UBS is a client-focused financial services firm that offers a combination of wealth management, asset management and investment banking services on a global and regional basis. By delivering a full range of advice, products and services to its private, corporate and institutional clients, UBS aims to generate sustainable earnings, create value for its shareholders, and become the choice of clients worldwide.

UBS is present in all major financial centers worldwide. It has offices in more than 50 countries, with about 36% of its employees working in the Americas, 35% in Switzerland, 17% in the rest of Europe, the Middle East and Africa and 12% in Asia Pacific. UBS employs about 62,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

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